Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
fuboTV. Inc.

We consent to the incorporation by reference in the registration statements No. 333-253951, 333-251399, 333-239846, 333-229231 and 333-225919 on Form S-8 of fuboTV Inc. of our report dated March 25, 2021, with respect to the consolidated balance sheet of fuboTV Inc. and subsidiaries as of December 31, 2020, the related consolidated statement of operations and comprehensive loss, stockholders’ equity, and cash flows the year ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of fuboTV. Inc.

/s/ KPMG LLP

New York, New York
March 25, 2021